Exhibit 10(n)




                           THIRD AMENDMENT TO
                   STOCK PURCHASE ASSISTANCE AGREEMENT

THIS AMENDMENT ("Amendment") is dated as of October 1, 2000 and is by and between OTR Express, Inc. (the "Company") and Steven W. Ruben, Vice President-Finance and Chief Financial Officer of the Company ("Ruben"). This Amendment relates to and amends that certain Stock Purchase Assistance Agreement dated February 27, 1998, as amended on January 31, 2000 and June 1, 2000 by and between the Company and Ruben (the "Agreement").

   Section 7(a)(i) of the Agreement is hereby amended to add a new paragraph, which reads as follows:

      (i)    Notwithstanding the preceding paragraphs of this
      Section 7(a)(i) and beginning October 1, 2000, in lieu thereof, for each monthly Principal Payment Reimbursement period as Ruben is employed by the Company in an officer position, the Company shall make payments to Ruben (or directly to the Bank, if instructed by Ruben but if Ruben is in default under the Loan, then if instructed by the
      Bank) the amount of $3,333.33 as Principal Payment Reimbursement (equivalent to one-twelfth (1/12th) of the amount of principal outstanding on September 30, 2000). Upon Ruben's receipt of any such payment, he shall apply such funds to the payment of the principal amount of the Loan to which it relates (unless he has already made such Loan payment from personal or other sources).

The remainder of the Agreement, and the Agreement as amended, shall continue in full force and effect.

IN WITNESS WHEREOF, each of the parties have executed this Agreement intending to be bound thereby.


                                            /s/ Steven W. Ruben
                                            Steven W.  Ruben

                                            OTR Express Inc.
                                            By: /s/ William P. Ward
                                            Name: Willim P. Ward
                                            Title: Chairman of the Board